Exhibit 99.1    Press Release Dated June 10, 2003.


Quintek Technologies, Inc. Signs Purchase-Order Financing Agreement

CAMARILLO, CA -- (MARKET WIRE) -- Jun. 11, 2003 -- Quintek Technologies, Inc. (QTEK - news) signed final documents yesterday for an agreement providing the Company with a 2-year financing package of up to $4.8 million. The terms of the deal allow the company to rapidly capitalize 90% to 97% of purchase order revenues.

The funding partner, KMVI, Inc., is a management company operating businesses that generate over $150 million per year in revenues. KMVI is based in St. Thomas, U.S. Virgin Islands.

Quintek's Chief Financial Officer, Andrew Haag, commented, "This commitment, from an established and accredited financial partner, provides the rapid access to capital needed to meet projections and grow the Company organically, without significant dilution to shareholders equity." Haag continued, "The terms of the agreement provide Quintek with 90% of the face value of purchase orders within three days of receipt by the Company, and 97% of the face value of orders shipped and accepted by customers. This agreement ensures rapid access to cash generates from sales which will greatly assist us in growing this Company."

Robert Steele, Quintek's Chairman and CEO, stated, "When Andrew and I joined the Company in February, one of our initial goals was to assemble a proactive advisory board." Steele added, "This financing agreement is the first in a series of advisory board projects currently in process and is a direct result of the time and energy the Company put into selecting an active advisory board."


About Quintek

Quintek is the only manufacturer of a desktop microfilm printer. The company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design), directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC Research to grow to $2.4 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.

Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of over $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals.


"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

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